Exhibit 99.1

First National Corporation Announces 30% Increase in Earnings

STRASBURG, Va., July 26, 2016 --- First National Corporation (the "Company" or "First National") (OTC: FXNC) today reported earnings of $1.4 million and earnings per share of $0.29 for the second quarter ended June 30, 2016, a 30% increase compared to $1.1 million or $0.22 per share for the first quarter of 2016. Earnings for the second quarter of 2015 were $116 thousand or $0.02 per share.

For the six months ended June 30, 2016, reported earnings totaled $2.5 million or $0.51 per share, compared to $331 thousand or $0.07 per share for the six months ended June 30, 2015.  Year-to-date earnings for 2016 were positively impacted by higher revenues from net interest income and noninterest income, combined with lower noninterest expenses. In addition, net income available to common shareholders was favorably impacted by the elimination of dividends on preferred stock. Year-to-date earnings for 2015 were negatively impacted by integration expenses totaling $877 thousand related to the acquisition of six bank branches and the assumption of $186.8 million of deposit liabilities.

Select highlights for the second quarter include:

	Return on equity increased to 11.90%, compared to 9.39% for the first quarter of 2016, and 2.97% for the second quarter of 2015
	Net income available to common shareholders increased $334 thousand, or 30%, to $1.4 million compared to the first quarter of 2016, and increased $1.3 million compared to the second quarter of 2015
	The efficiency ratio improved to 71.64% for the quarter, compared to 77.32% in the prior quarter and 83.52% in the second quarter of 2015
	Noninterest expense decreased $234 thousand, or 4%, compared to the first quarter of 2016, and decreased $972 thousand, or 14%, compared to the second quarter of 2015
	Assets per employee increased to $4.2 million, compared to $3.5 million at the end of the second quarter of 2015
	Net interest income increased $97 thousand, or 2%, compared to the first quarter of 2016, and increased $728 thousand, or 14%, compared to the second quarter of 2015
	Net loans increased $11.3 million, or 3%, during the quarter, and increased $74.2 million, or 19%, over the prior year
	Noninterest income increased $169 thousand, or 9%, compared to the first quarter of 2016, and decreased $197 thousand, or 9%, compared to the second quarter of 2015

"We continue to be pleased with the progress being made in our Company since the deposit and branch acquisition that was consummated in the second quarter of 2015," said Scott C. Harvard, president and chief executive officer of First National. Harvard added, "While we firmly believed the transaction was a significant strategic accomplishment, we recognized that it would take successful execution to drive the long term benefits to the Company. The Company's performance trends quarter over quarter since the acquisition reflect effective plan execution to date. Last year, the Company embarked on efficiency initiatives that focused on better use of technology and eliminating unnecessary processes and paperwork across the bank. The initiatives lead to improved customer service, higher productivity and reduced expenses. The bank consolidated one branch at the end of 2015 and has announced a second branch closure that will occur at the end of July 2016. Employee productivity has increased significantly as evidenced by the assets-to-employee ratio of $4.2 million at June 30, 2016, compared to $3.5 million one year ago. Successful execution of the deposit acquisition also included deliberate and disciplined deployment of the acquired funds into loan assets. Through the second quarter of this year, we have deployed over 30% of the acquired deposits into loans, positively impacting revenues and earnings, while liquidity remains available for potential loan and earnings growth. I couldn't be prouder of our entire team as we begin to reap the benefits of their efforts."

BRANCH ACQUISITION

On April 17, 2015, First Bank (the "Bank"), the Company's banking subsidiary, completed the acquisition of six banking offices with approximately $186.8 million of deposits in the Shenandoah Valley and central Virginia regions from Bank of America, N.A. (the "Acquisition" or "Branch Acquisition"). The Company incurred integration costs related to the Acquisition, including legal and professional fees, supplies, data processing and postage expenses that totaled $458 thousand for the second quarter of 2015, and $877 thousand for the six month period ended June 30, 2015. The Company did not incur integration costs during 2016.

At June 30, 2016, deposits in the acquired branches totaled $175.2 million, which was 94% of the deposit balances assumed in the Acquisition. The branch acquisition had a positive impact on the cost of funds for the Company. Excluding amortization of the time deposit valuation allowance, the cost of funds for the second quarter of 2016 for acquired branches was 0.22%, compared to the total cost of funds of the Company of 0.30% for the same period. The mix of deposits, which was comprised of a significant amount of noninterest-bearing deposits, remained consistent from the acquisition date through June 30, 2016. The Bank assembled an experienced lending team in its south region that made a meaningful contribution to loan growth during 2015 and in the first half of 2016.

BALANCE SHEET

Total assets of First National increased $10.3 million during the quarter to $711.3 million at June 30, 2016, and increased $15.5 million compared to June 30, 2015.  Loans, net of the allowance for loan losses, increased $11.3 million, or 3%, during the quarter to $459.8 million, and increased $74.2 million, or 19%, compared to one year ago.  While net loans increased over the prior periods, securities and interest-bearing deposits in banks combined decreased $357 thousand during the quarter to $194.3 million, and decreased $56.2 million compared to balances one year ago.

Total deposits decreased $2.8 million during the quarter to $630.3 million, and were $9.5 million higher than total deposits one year ago. When comparing the deposit portfolios at June 30, 2016, March 31, 2016 and June 30, 2015, there was no significant change in its composition with noninterest-bearing demand deposits, savings and interest-bearing demand deposits, and time deposits comprising 25%, 54% and 21% of total deposits, respectively.

Total shareholders' equity increased $1.6 million during the quarter to $49.3 million.  Tangible common equity totaled $47.3 million at June 30, 2016, compared to $45.6 million at March 31, 2016 and $42.1 million at June 30, 2015.  The Company exceeded its target capital levels at quarter-end.

NET INTEREST INCOME

Net interest income increased $97 thousand, or 2%, to $5.8 million for the quarter, compared to $5.7 million in the first quarter of 2016, and increased $728 thousand, or 14%, compared to $5.1 million for the second quarter of 2015.

Total interest income increased $87 thousand during the quarter to $6.3 million, compared to the first quarter of 2016 and increased $886 thousand, or 16%, compared to the second quarter of 2015. Interest income increased when compared to the first quarter of 2016 from growth in average earning assets. Compared to the second quarter of 2015, growth in interest income resulted primarily from higher average balances of loans and securities.

Total interest expense decreased $10 thousand during the quarter compared to the first quarter of 2016, and increased $158 thousand, or 49%, compared to the second quarter of 2015.  Comparing the second quarter of 2016 to the same period one year ago, the increase in interest expense resulted primarily from interest on deposits and interest on subordinated debt.  There was no subordinated debt on the Company's balance sheet during the second quarter of 2015; therefore, there was no related interest expense during that period.

NONINTEREST INCOME

Noninterest income increased $169 thousand, or 9%, to $2.1 million, compared to $1.9 million for the first quarter of 2016, and decreased $197 thousand when compared to the second quarter of 2015.

When compared to the first quarter of 2016, the increase in noninterest income was primarily attributable to higher revenue from service charges on deposit accounts. The decrease in noninterest income compared to the same period one year ago was primarily attributable to a $201 thousand bargain purchase gain included in other operating income in the second quarter of 2015, which resulted from the Acquisition.

NONINTEREST EXPENSE

Noninterest expense decreased $234 thousand, or 4%, to $5.9 million for the quarter compared to $6.1 million for the first quarter of 2016, and decreased $972 thousand, or 14%, compared to the second quarter of 2015. The decrease in expenses when compared to the first quarter of 2016 was primarily attributable to reductions in legal and professional fees, occupancy, and equipment expense.

Comparing current period results to the second quarter of 2015, the 14% decrease in total noninterest expense was attributable to lower salaries and employee benefit expense, other real estate owned and other operating expenses.  The decrease was also attributable to integration expenses from the Acquisition incurred in the second quarter of 2015 totaling $458 thousand.  Integration expenses were primarily included in legal and professional, supplies expense, data processing expense, and postage expense.

ASSET QUALITY/LOAN LOSS PROVISION

Credit quality continued to improve during the quarter as nonperforming assets decreased $1.9 million to 0.63% of total assets, compared to 0.91% at March 31, 2016, and 1.30% at June 30, 2015. Loans past due between 30 and 89 days and still accruing was 0.43% of total loans, compared to 0.38% at March 31, 2016 and 0.38% at June 30, 2015.

The Bank did not record provision for loan losses in the first or second quarters of 2016.  In the second quarter of 2015, the Bank recorded a recovery of loan losses of $100 thousand.  Net recoveries totaled $214 thousand in the second quarter of 2016, compared to net charge-offs of $4 thousand for the first quarter of 2016 and net charge-offs of $542 thousand for the second quarter of 2015.  Provision for loan losses was not required in the second quarter of 2016, primarily due to net recoveries of loans charged-off in prior periods and a decrease in the specific reserve component of the allowance for loan losses.  The allowance for loan losses totaled $5.7 million at June 30, 2016, $5.5 million at March 31, 2016, and $6.1 million at June 30, 2015, representing 1.23%, 1.22%, and 1.56% of total loans, respectively.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company's future operations and are generally identified by phrases such as "the Company expects," "the Company believes" or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (OTC: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, two loan production offices, a customer service center in a retirement community, and 15 bank branch office locations located throughout the Shenandoah Valley and central regions of Virginia. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Quarter Ended
Income Statement	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Interest income
Interest and fees on loans	$5,370	$5,236	$5,056	$4,854	$4,688
Interest on deposits in banks	62	48	63	61	68
Interest on securities	825	888	884	829	618
Dividends on restricted securities	21	19	18	20	18
Total interest income	$6,278	$6,191	$6,021	$5,764	$5,392
Interest expense
Interest on deposits	$329	$333	$302	$282	$266
Interest on federal funds purchased	-	3	-	-	1
Interest on subordinated debt	89	90	62	-	-
Interest on junior subordinated debt	64	61	59	56	55
Interest on other borrowings	-	5	-	-	2
Total interest expense	$482	$492	$423	$338	$324
Net interest income	$5,796	$5,699	$5,598	$5,426	$5,068
Recovery of loan losses	-	-	-	-	(100)
Net interest income after recovery of loan losses	$5,796	$5,699	$5,598	$5,426	$5,168
Noninterest income
Service charges on deposit accounts	$914	$780	$846	$897	$752
ATM and check card fees	515	488	520	529	497
Wealth management fees	334	336	496	477	499
Fees for other customer services	137	147	143	172	184
Income from bank owned life insurance	107	86	103	106	90
Net gains (losses) on sales of securities	-	6	(3)	-	-
Net gains on sale of loans	31	21	43	53	50
Other operating income	74	79	50	10	237
Total noninterest income	$2,112	$1,943	$2,198	$2,244	$2,309
Noninterest expense
Salaries and employee benefits	$3,415	$3,444	$3,491	$3,637	$3,597
Occupancy	365	424	400	396	339
Equipment	394	432	398	400	422
Marketing	120	107	94	176	163
Supplies	103	101	93	116	229
Legal and professional fees	156	311	450	243	431
ATM and check card fees	221	205	200	236	190
FDIC assessment	126	122	119	134	64
Bank franchise tax	90	103	130	131	130
Telecommunications expense	115	114	120	131	100
Data processing expense	146	128	157	130	226
Postage expense	57	69	71	73	80
Amortization expense	198	207	216	226	196
Other real estate owned (income) expense, net	(49)	(72)	92	144	152
Other operating expense	426	422	481	528	536
Total noninterest expense	$5,883	$6,117	$6,512	$6,701	$6,855

Income before income taxes	$2,025	$1,525	$1,284	$969	$622
Income tax expense	592	426	343	243	178
Net income	$1,433	$1,099	$941	$726	$444
Effective dividend and accretion on preferred stock	-	-	128	328	328
Net income available to common shareholders	$1,433	$1,099	$813	$398	$116
Common Share and Per Common Share Data
Net income, basic	$0.29	$0.22	$0.17	$0.08	$0.02
Weighted average shares, basic	4,924,702	4,920,315	4,913,985	4,911,604	4,909,775
Net income, diluted	$0.29	$0.22	$0.17	$0.08	$0.02
Weighted average shares, diluted	4,927,045	4,923,117	4,916,804	4,913,461	4,911,298
Shares outstanding at period end	4,925,599	4,924,539	4,916,130	4,912,662	4,910,826
Tangible book value at period end	$9.61	$9.25	$8.87	$8.80	$8.56
Cash dividends	$0.03	$0.03	$0.025	$0.025	$0.025

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
		(unaudited) For the Quarter Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Key Performance Ratios
Return on average assets	0.82%	0.64%	0.54%	0.42%	0.27%
Return on average equity	11.90%	9.39%	7.01%	4.80%	2.97%
Net interest margin	3.62%	3.63%	3.53%	3.40%	3.29%
Efficiency ratio (1)	71.64%	77.32%	78.42%	81.38%	83.52%

Average Balances
Average assets	$705,707	$693,783	$692,263	$691,121	$671,199
Average earning assets	654,535	643,358	640,880	642,234	625,197
Average shareholders' equity	48,443	47,066	53,264	60,043	59,957

Asset Quality
Loan charge-offs	$136	$120	$418	$637	$671
Loan recoveries	350	116	367	83	129
Net charge-offs (recoveries)	(214)	4	51	554	542
Non-accrual loans	4,057	4,258	3,854	4,930	6,666
Other real estate owned, net	442	2,112	2,679	2,760	2,407
Nonperforming assets	4,499	6,370	6,533	7,690	9,073
Loans 30 to 89 days past due, accruing	1,979	1,743	1,418	2,084	1,487
Loans over 90 days past due, accruing	11	124	92	147	600
Troubled debt restructurings, accruing	-	-	317	321	324
Special mention loans	13,392	13,796	16,372	15,706	21,278
Substandard loans, accruing	9,610	10,068	10,265	10,496	10,927

Capital Ratios (2)
Total capital	$64,375	$62,440	$61,513	$60,232	$72,362
Tier 1 capital	58,641	56,920	55,989	55,066	67,400
Common equity tier 1 capital	58,641	56,920	55,989	55,066	67,400
Total capital to risk-weighted assets	13.66%	13.50%	13.86%	14.59%	18.28%
Tier 1 capital to risk-weighted assets	12.45%	12.30%	12.62%	13.34%	17.03%
Common equity tier 1 capital to risk-weighted assets	12.45%	12.30%	12.62%	13.34%	17.03%
Leverage ratio	8.33%	8.22%	8.12%	7.99%	10.06%

Balance Sheet
Cash and due from banks	$10,518	$10,250	$8,247	$9,890	$11,870
Interest-bearing deposits in banks	40,225	29,077	31,087	66,956	99,274
Securities available for sale, at fair value	94,566	99,019	105,559	109,166	112,468
Securities held to maturity, at carrying value	57,401	64,963	66,519	54,276	37,343
Restricted securities, at cost	2,058	1,548	1,391	1,391	1,391
Loans held for sale	1,819	523	323	471	1,978
Loans, net of allowance for loan losses	459,812	448,556	433,475	400,838	385,592
Other real estate owned, net of valuation allowance	442	2,112	2,679	2,760	2,407
Premises and equipment, net	21,126	21,366	21,389	21,493	21,277
Accrued interest receivable	1,612	1,741	1,661	1,543	1,423
Bank owned life insurance	13,935	13,828	11,742	11,627	11,521
Core deposit intangibles, net	1,918	2,115	2,322	2,539	2,765
Other assets	5,916	5,945	5,927	5,945	6,518
Total assets	$711,348	$701,043	$692,321	$688,895	$695,827

Noninterest-bearing demand deposits	$159,278	$161,783	$157,070	$149,178	$147,790
Savings and interest-bearing demand deposits	337,589	334,599	328,945	318,510	322,239
Time deposits	133,479	136,736	141,101	146,219	150,853
Total deposits	$630,346	$633,118	$627,116	$613,907	$620,882
Other borrowings	12,000	-	-	7	13
Subordinated debt	4,921	4,917	4,913	-	-
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	5,544	6,029	5,060	5,303	6,214
Total liabilities	$662,090	$653,343	$646,368	$628,496	$636,388

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015

Balance Sheet (continued)
Preferred stock	$-	$-	$-	$14,595	$14,595
Common stock	6,157	6,156	6,145	6,141	6,139
Surplus	7,021	6,996	6,956	6,922	6,899
Retained earnings	36,676	35,391	34,440	33,917	33,642
Accumulated other comprehensive loss, net	(596)	(843)	(1,588)	(1,176)	(1,836)
Total shareholders' equity	$49,258	$47,700	$45,953	$60,399	$59,439
Total liabilities and shareholders' equity	$711,348	$701,043	$692,321	$688,895	$695,827

Loan Data
Mortgage loans on real estate:
Construction and land development	$33,232	$31,505	$33,135	$29,935	$32,009
Secured by farm land	706	931	964	984	1,025
Secured by 1-4 family residential	196,295	196,165	189,286	179,419	173,265
Other real estate loans	199,456	190,375	180,483	164,677	154,371
Loans to farmers (except those secured by real estate)	492	473	3,056	3,014	2,645
Commercial and industrial loans (except those secured by real estate)	24,229	23,742	20,992	16,936	16,674
Consumer installment loans	4,083	3,854	4,055	4,165	4,341
Deposit overdrafts	334	312	257	421	419
All other loans	6,719	6,719	6,771	6,862	6,972
Total loans	$465,546	$454,076	$438,999	$406,413	$391,721
Allowance for loan losses	(5,734)	(5,520)	(5,524)	(5,575)	(6,129)
Loans, net	$459,812	$448,556	$433,475	$400,838	$385,592

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$5,370	$5,236	$5,056	$4,854	$4,688
Interest income – investments and other	908	955	965	910	704
Interest expense – deposits	(329)	(333)	(302)	(282)	(266)
Interest expense – other borrowings	-	(5)	-	-	(2)
Interest expense – subordinated debt	(89)	(90)	(62)	-	-
Interest expense – junior subordinated debt	(64)	(61)	(59)	(56)	(55)
Interest expense – other	-	(3)	-	-	(1)
Total net interest income	$5,796	$5,699	$5,598	$5,426	$5,068
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$25	$25	$26	$26	$27
Tax benefit realized on non-taxable interest income – municipal securities	73	76	71	60	40
Total tax benefit realized on non-taxable interest income	$98	$101	$97	$86	$67
Total tax-equivalent net interest income	$5,894	$5,800	$5,695	$5,512	$5,135

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)

                      (unaudited)
                           For the Six Months Ended
Income Statement	June 30, 2016	June 30, 2015
Interest income
Interest and fees on loans	$10,606	$9,228
Interest on deposits in banks	110	73
Interest on securities	1,713	1,040
Dividends on restricted securities	40	39
Total interest income	$12,469	$10,380
Interest expense
Interest on deposits	$662	$566
Interest on federal funds purchased	3	2
Interest on subordinated debt	179	-
Interest on junior subordinated debt	125	109
Interest on other borrowings	5	3
Total interest expense	$974	$680
Net interest income	$11,495	$9,700
Recovery of loan losses	-	(100)
Net interest income after recovery of loan losses	$11,495	$9,800
Noninterest income
Service charges on deposit accounts	$1,694	$1,299
ATM and check card fees	1,003	846
Wealth management fees	670	1,002
Fees for other customer services	284	291
Income from bank owned life insurance	193	164
Net gains (losses) on sales of securities	6	(52)
Net gains on sale of loans	52	105
Other operating income	153	245
Total noninterest income	$4,055	$3,900
Noninterest expense
Salaries and employee benefits	$6,859	$6,722
Occupancy	789	656
Equipment	826	703
Marketing	227	260
Supplies	204	574
Legal and professional fees	467	643
ATM and check card fees	426	345
FDIC assessment	248	131
Bank franchise tax	193	252
Telecommunications expense	229	185
Data processing expense	274	413
Postage expense	126	197
Amortization expense	405	200
Other real estate owned (income) expense, net	(121)	116
Other operating expense	848	945
Total noninterest expense	$12,000	$12,342

Income before income taxes	$3,550	$1,358
Income tax expense	1,018	370
Net income	$2,532	$988
Effective dividend and accretion on preferred stock	-	657
Net income available to common shareholders	$2,532	$331
Common Share and Per Common Share Data
Net income, basic	$0.51	$0.07
Weighted average shares, basic	4,922,509	4,908,386
Net income, diluted	$0.51	$0.07
Weighted average shares, diluted	4,925,082	4,911,179
Shares outstanding at period end	4,925,599	4,910,826
Tangible book value at period end	$9.61	$8.56
Cash dividends	$0.06	$0.05

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)

                        (unaudited)
                              For the Six Months Ended
	June 30, 2016	June 30, 2015
Key Performance Ratios
Return on average assets	0.73%	0.34%
Return on average equity	10.66%	3.32%
Net interest margin	3.62%	3.58%
Efficiency ratio (1)	74.43%	82.12%

Average Balances
Average assets	$699,736	$594,099
Average earning assets	648,947	553,243
Average shareholders' equity	47,762	59,954

Asset Quality
Loan charge-offs	$256	$783
Loan recoveries	466	294
Net charge-offs (recoveries)	(210)	489

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$10,606	$9,228
Interest income – investments and other	1,863	1,152
Interest expense – deposits	(662)	(566)
Interest expense – other borrowings	(5)	(3)
Interest expense – subordinated debt	(179)	-
Interest expense – junior subordinated debt	(125)	(109)
Interest expense – other	(3)	(2)
Total net interest income	$11,495	$9,700

Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$50	$53
Tax benefit realized on non-taxable interest income – municipal securities	149	73
Total tax benefit realized on non-taxable interest income	$199	$126
Total tax-equivalent net interest income	$11,694	$9,826

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, acquisition and integration related expenses, and gains and losses on disposal of premises and equipment by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities and bargain purchase gain.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 34%. See the table above for the quarterly tax-equivalent net interest income and a reconciliation of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes, however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for the Bank.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com